Exhibit 10.19

SPHERION CORPORATION

OUTSIDE DIRECTORS’ COMPENSATION PLAN

(Effective July 1, 2005)

Outside directors of the Company shall receive an annual retainer.  The annual retainer shall be determined by the Board of Directors at the regularly scheduled meeting of the directors coinciding with the annual meeting of the stockholders of the Company, and such annual retainer shall be effective for the twelve month period commencing on the next July 1st.  The Board of Directors may designate the manner in which the annual retainer shall be payable including, but not limited to, in cash, in shares of the Company’s common stock or in any combination thereof.  Further, the Board of Directors may permit up to one hundred percent (100%) of the annual retainer to be deferred and paid to the directors in the form of deferred stock units. The annual retainer payable to each outside director shall be $35,000.  In addition, the Company’s non-executive Chairman shall receive additional annual compensation in the amount of $100,000, payable in quarterly installments, payable in either cash, deferred stock units or stock options, as determined by the Board.

Compensation for directors’ attendance at meetings of the directors and/or board committee meetings shall be determined by the Board of Directors at the regularly scheduled meeting of the directors coinciding with the annual meeting of the stockholders of the Company, and such compensation shall be effective for the twelve month period commencing on the next July 1st.  Attendance at meetings of the directors shall be compensated at the rate of $2,000 per meeting, payable in cash.  Attendance at board committee meetings shall be compensated at the rate of $1,500 per meeting, payable in cash.  In addition, the chairperson of the Compensation Committee, the chairperson of the Nominating Committee and the chairperson of the Executive Committee shall each receive additional annual compensation in the amount of $10,000, payable in cash.  The chairperson of the Audit Committee shall receive additional annual compensation in the amount of $20,000, payable in cash.

Pursuant to the Company’s Deferred Stock Plan, each outside director shall receive an annual grant of deferred stock units valued at $50,000, vesting on the first anniversary of the grant.

Outside directors shall be reimbursed for expenses incurred by them in connection with their service as directors of the Company.

This Plan shall remain in effect until amended or terminated by the Board of Directors.